OFFER TO PURCHASE FOR CASH

BY

ITEX CORPORATION

OF

UP TO 1,000,000 SHARES OF ITS COMMON STOCK

AT A PURCHASE PRICE OF $4.20 PER SHARE

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), NEW YORK CITY TIME, ON April 13, 2012, UNLESS THE TENDER OFFER IS EXTENDED.

ITEX Corporation, a Nevada corporation (“ITEX” “we” or “us”), is offering to purchase up to 1,000,000 shares of its common stock, par value $0.01 per share, at a price of $4.20 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, which together, as they may be amended and supplemented from time to time, constitute the tender offer. Unless the context otherwise requires, all references to shares shall refer to the shares of common stock, par value $0.01 per share, of ITEX.

Only shares properly tendered and not properly withdrawn pursuant to the tender offer will be purchased, upon the terms and subject to the conditions of the tender offer. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered if more than 1,000,000 shares are properly tendered and not properly withdrawn. Shares tendered but not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration date. We reserve the right, in our sole discretion, to increase the number of shares sought in the tender offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may increase the number of shares accepted in the tender offer by no more than 2% of the outstanding shares without amending or extending the tender offer. See Section 1.

THE TENDER OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Our shares are currently quoted on the Over the Counter Bulletin Board (“OTCBB”) under the symbol “ITEX.OB”. On March 15, 2012, the last sale price of our shares reported on the OTCBB was $3.40 per share. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES BEFORE DECIDING WHETHER TO TENDER YOUR SHARES. SEE SECTION 8.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER.  HOWEVER, NEITHER ITEX, OUR BOARD OF DIRECTORS, NOR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES. YOU SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, SHOULD CONSULT WITH YOUR OWN FINANCIAL AND TAX ADVISORS, AND SHOULD MAKE YOUR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES TO TENDER.

THE FOLLOWING DIRECTORS AND EXECUTIVE OFFICERS OF ITEX HAVE INDICATED THEIR NON-BINDING INTENTION TO TENDER UP TO THE FOLLOWING NUMBER OF SHARES WHICH REPRESENT 25% OF THEIR CURRENT HOLDINGS: ERIC BEST, A DIRECTOR, 6,250 SHARES; JOHN WADE, A DIRECTOR AND ITEX’S TREASURER AND SECRETARY, 14,250 SHARES; AND STEVEN WHITE, ITEX’S CHAIRMAN OF THE BOARD OF DIRECTORS AND CHIEF EXECUTIVE OFFICER, 144,421 SHARES, PROVIDED HOWEVER, THAT THE PERSONS DESCRIBED ABOVE HAVE INDICATED THAT IN ORDER TO GRANT PRIORITY TO OTHER STOCKHOLDERS THEY WILL NOT TENDER ANY OF THEIR SHARES IN THE TENDER OFFER IF EITHER: (A) 1,000,000 SHARES OR MORE ARE PROPERLY TENDERED BY OTHER STOCKHOLDERS, OR (B) AS A RESULT OF THEIR TENDER THERE WOULD BE PRORATION OF THE SHARES PROPERLY TENDERED BY OTHER STOCKHOLDERS IN THE TENDER OFFER. WESTERN SIZZLIN CORPORATION, WHICH BENEFICIALLY OWNS APPROXIMATELY 7.7% OF THE SHARES OUTSTANDING, AND THE POLONITZA GROUP, WHICH BENEFICIALLY OWNS APPROXIMATELY 5.2%* OF THE SHARES OUTSTANDING, HAVE NOT INDICATED TO US WHETHER THEY INTEND TO TENDER SHARES PURSUANT TO THE TENDER OFFER. THERE CAN BE NO ASSURANCE THAT THE DIRECTORS AND EXECUTIVE OFFICER DESCRIBED ABOVE WILL IN FACT TENDER THE NUMBER OF SHARES INDICATED, NOR CAN WE ASSURE YOU THAT WESTERN SIZZLIN CORPORATION OR THE POLONITZA GROUP WILL NOT DECIDE TO TENDER ANY OR ALL OF THEIR SHARES. IN THE EVENT THAT WESTERN SIZZLIN CORPORATION OR THE POLONITZA GROUP TENDER ALL OR A SUBSTANTIAL PORTION OF THEIR SHARES, THE LIKELIHOOD OF PRORATION OF THE SHARES TENDERED BY ALL STOCKHOLDERS IN THE TENDER OFFER IS SIGNIFICANTLY INCREASED. SEE SECTIONS 2 AND 11.

Questions and requests for assistance may be directed to Investor Relations at ITEX Corporation, at the address and telephone number set forth below and on the back cover page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, or any document incorporated herein by reference, may be directed to Investor Relations at ITEX Corporation.

ITEX Corporation
Attn: Alan Zimmelman
Investor Relations
3326 160th Avenue SE, Suite 100
Bellevue, WA 98008
800-277-9722, extension 4017 (Call Toll-Free)
Email: investor@itex.com

March 16, 2012

IMPORTANT

If you wish to tender all or any part of your shares, you should either (1) complete and sign the Letter of Transmittal, or a facsimile of it, according to the instructions in the Letter of Transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to OTR, Inc., the Depositary for the tender offer, and mail or deliver the share certificates to the Depositary together with any other documents required by the Letter of Transmittal, or (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your shares. If you desire to tender shares pursuant to the tender offer and the certificates for your shares are not immediately available or you cannot deliver certificates for your shares and all other required documents to the Depositary before the expiration of the tender offer, you must tender your shares according to the guaranteed delivery procedure described in Section 3.

The tender offer is not being made to (nor will any tender of shares be accepted from or on behalf of) holders in any U.S. jurisdiction in which the making of the tender offer or the acceptance of any tender of shares therein would not be in compliance with the laws of such U.S. jurisdiction. However, we may, at our discretion, take such action as we may deem necessary for us to make the tender offer in any such U.S. jurisdiction and extend the tender offer to holders in such U.S. jurisdiction.

You should only rely on the information contained in this Offer to Purchase and the Letter of Transmittal. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the tender offer. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us or the Depositary.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights the most material information in this Offer to Purchase, but you should understand that it does not describe all of the details of the tender offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?	ITEX Corporation, which we refer to as “ITEX,” “we” or “us,” is offering to purchase shares of our common stock, par value $0.01 per share, in a tender offer.

What will the purchase price for the shares be and what will be the form of payment?	We are offering to purchase your shares at a price of $4.20 per share. If your shares are purchased in the tender offer, you will be paid the purchase price in cash, without interest, promptly after the expiration of the tender offer. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See Section 1.

How many shares will ITEX purchase?

We are offering to purchase 1,000,000 shares validly tendered in the tender offer, or such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration date (as defined below). 1,000,000 shares represent approximately 24.7% of our outstanding common stock as of March 15, 2012. As of March 15, 2012, there were 4,040,925 shares issued and outstanding (including shares of unvested restricted stock). See Section 11. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 7.

In accordance with the rules of the SEC, we may increase the number of shares accepted in the tender offer by no more than 2% of the outstanding shares without amending or extending the tender offer. See Section 1.

Why is ITEX making the tender offer?	We believe the tender offer is an efficient and equitable way to return capital and provide value to our stockholders. On March 9, 2010, we commenced a stock repurchase program of up to $2.0 million of our outstanding common stock. The number of shares repurchased under the stock repurchase program is limited by a variety of factors including the limited trading volume of our shares on the OTCBB. As of January 31, 2012, we had purchased 115,556 shares under the stock repurchase program. The tender offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without disruption to the trading of the shares on the OTCBB) with an opportunity to obtain liquidity with respect to all or a portion of their shares without potential disruption to the share price. We believe that the tender offer represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their shares, allowing stockholders additional liquidity and the opportunity to receive a return of some or all of their investment if they so elect. The tender offer also provides our stockholders with a way to sell their shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, “odd lot holders”, as defined in Section 1, who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the tender offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their shares. On February 24, 2012, the ITEX board of directors authorized ITEX to enter into this tender offer and approved spending up to $4,200,000 to repurchase the shares tendered. See Section 2.

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How will ITEX pay for the shares?	Assuming we purchase 1,000,000 shares in the tender offer, $4,200,000 will be required to purchase such shares. We currently possess the cash funds necessary to purchase shares tendered in the tender offer and to pay related fees and expenses. The tender offer is not conditioned upon the receipt of financing. See Sections 7 and 9.

How long do I have to tender my shares?	You may tender your shares until the tender offer expires. The tender offer will expire on April 13, 2012 at Midnight (one minute after 11:59 p.m.), New York City time, unless we extend it. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Section 1.

We may choose to extend the tender offer for any reason, subject to applicable laws. We cannot assure you, however, that we will extend the tender offer or, if we extend it, for how long. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. See Section 14.

How will I be notified if ITEX extends the tender offer?	We will issue a press release by 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date if we decide to extend the tender offer. See Section 14.

What will happen if I do not tender my shares?	Upon the completion of the tender offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in ITEX, subject to our right to issue additional shares of common stock and other equity securities in the future. These stockholders will also continue to bear the risks associated with owning the shares, including risks resulting from our purchase of shares in the tender offer. Stockholders may be able to sell non-tendered shares in the future in market transactions or otherwise, at a net price higher or lower than the purchase price in the tender offer. However, the shares held by non-tendering stockholders may be affected by the limited trading volume of our shares on the OTCBB. See Sections 2 and 10.

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Are there any conditions to the tender offer?	Yes. Our obligation to accept and pay for your tendered shares depends upon a number of conditions, including:

• No legal action shall have been proposed, instituted or pending, nor shall we have received notice of such action that challenges or otherwise relates to the tender offer or the availability of funds we intend to use to purchase shares in the tender offer.

• No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States, declaration of a banking moratorium or any suspension of payment in respect of banks in the United States, or any governmental or regulatory limitation or any event or adverse change in the financial or capital markets generally, that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States, shall have occurred.

• No commencement or escalation of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, shall have occurred.

• No person shall have proposed, announced or made a tender or exchange offer for any or all of our shares (other than the tender offer), or any merger, acquisition, business combination or other similar transaction with or involving us.

• No person (including a “group” as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before March 15, 2012.

• No material adverse change in our business, condition (financial or otherwise), assets, income, operations or prospects shall have occurred during the tender offer.
• We shall not have determined that as a result of the consummation of the tender offer and the purchase of shares that there will be a reasonable likelihood that the shares will be held of record by fewer than 300 persons.

The tender offer is subject to these conditions and a number of other conditions. See Section 7.

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How do I tender my shares?	To tender your shares, prior to Midnight (one minute after 11:59 p.m.), New York City time, on April 13, 2012 (unless the tender offer is extended):

• you must deliver your share certificate(s) and a properly completed and duly executed Letter of Transmittal to the Depositary at its address appearing on the back cover page of this Offer to Purchase; or

• you must comply with the guaranteed delivery procedure.

If your shares are held through a broker, dealer, commercial bank or other nominee, you must request such broker, dealer, commercial bank or other nominee to effect the transaction for you. You may also contact Investor Relations at ITEX Corporation for assistance.

See Section 3 and the instructions to the Letter of Transmittal.

How do holders of vested and unvested restricted stock awards participate in the tender offer?	We are not offering to purchase unvested shares of restricted stock and such shares cannot be tendered in the tender offer. If you hold vested shares, you may tender the shares in accordance with the tender offer. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on the tax consequences of your restricted stock awards. We strongly encourage holders of restricted stock awards to discuss the tender offer with their own financial or tax advisor.

Once I have tendered shares in the tender offer, can I withdraw my tender?	You may withdraw any shares you have tendered at any time before Midnight (one minute after 11:59 p.m.), New York City time, on April 13, 2012, unless we extend the tender offer, in which case you may withdraw tendered shares until the tender offer, as so extended, expires. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after April 13, 2012. See Section 4.

How do I withdraw shares I previously tendered?	You must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary at its addresses appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary. If you have tendered shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for withdrawal of your shares.

Has ITEX or our board of directors adopted a position on the tender offer?	Our board of directors has approved the tender offer. However, neither we nor our board of directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. See Sections 2 and 11. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal.

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Will ITEX’s significant stockholders, directors and officers tender shares in the tender offer?	The following directors and executive officers of ITEX have indicated their non-binding intention to tender up to the following number of shares, which represent 25% of their current holdings: Eric Best, a director, 6,250 shares; John Wade, a director and ITEX’s Treasurer and Secretary, 14,250 shares; and Steven White, ITEX’s Chairman of the Board of Directors and Chief Executive Officer, 144,421 shares, provided however, that the persons described above have indicated that in order to grant priority to other stockholders they will not tender any of their shares in the tender offer if: (a) 1,000,000 shares or more are properly tendered by other stockholders, or (b) as a result of their tender there would be proration of the shares tendered by all stockholders in the tender offer. Western Sizzlin Corporation, which beneficially owns approximately 7.7% of the shares outstanding, and the Polonitza Group, which beneficially owns approximately 5.2% of the shares outstanding, have not indicated to us whether they intend to tender shares pursuant to the tender offer. There can be no assurance that the directors and executive officer described above will in fact tender the number of shares indicated, nor can we assure you that Western Sizzlin Corporation or the Polonitza Group will not decide to tender any or all of their shares. In the event that Western Sizzlin Corporation or the Polonitza Group tender all or a substantial portion of their shares, the likelihood of proration of the shares tendered by all stockholders in the tender offer is significantly increased. See Section 11.

Following the tender offer, will ITEX continue as a public company?	Yes. We do not believe that our purchase of shares in the tender offer will cause us to be eligible for deregistration under the Exchange Act, and we will continue to be subject to the periodic reporting requirements of the Exchange Act.

What happens if more than 1,000,000 shares are tendered in the tender offer?

We will purchase shares:

•  first, from all holders of “odd lots” of less than 100 shares who properly tender all of their shares and do not properly withdraw them before the expiration date, (provided however, that this preference to odd lot holders shall be subject to the condition to the tender offer that as a result of the purchase there will not be a reasonable likelihood that shares will be held of record by fewer than 300 persons. If odd lot holders are not given priority, they will be subject to proration. See Section 1);

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• second, after purchasing the shares from the “odd lot” holders, from all other stockholders who properly tender shares and who do not properly withdraw them before the expiration date, on a pro rata basis, subject to the conditional tender provisions described in Section 6, with appropriate adjustments to avoid purchases of fractional shares until we have purchased 1,000,000 shares; and

• third, only if necessary to permit us to purchase 1,000,000 shares, from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares be purchased if any shares are purchased in the tender offer as described in Section 6 (for which the condition was not initially satisfied) and not properly withdrawn before the expiration date by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares. Therefore, all of the shares that you tender on a conditional basis in the tender offer may not be purchased. See Section 1.

When will ITEX pay for the shares I tender?	We will pay the purchase price, net to you in cash, without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment. See Sections 1 and 5.

What is the recent market price of my ITEX shares?	On March 15, 2012, the last sale price for our shares reported on the OTCBB was $3.40 per share. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. Since January 1, 2011, the common stock has traded at prices higher than $3.40 per share. As a result, it is possible that you may receive less for your shares if you tender them than you would receive in a market sale. See Section 8.

Will I have to pay brokerage commissions if I tender my shares?	If you are a registered stockholder and you tender your shares directly to the Depositary, you will not incur any brokerage commissions. If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See Sections 1 and 3.

What are the United States federal income tax consequences if I tender my shares?	Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. In addition, we expect that the receipt of cash for your tendered shares will be treated as a sale or exchange eligible for capital gains treatment. Non-United States holders are urged to consult their tax advisors regarding the possible application of United States federal income tax. All stockholders should review the discussion in Sections 3 and 13 regarding material United States federal income tax issues and consult their own tax advisor regarding the tax consequences of the tender offer.

Will I have to pay any stock transfer tax if I tender my shares?	We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the letter of transmittal. See Section 5.

To whom can I talk if I have questions?	The Investor Relations department and Alan Zimmelman at ITEX Corporation can help answer your questions. Contact information is set forth on the back cover page of this Offer to Purchase.

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FORWARD-LOOKING STATEMENTS

This Offer to Purchase, the other documents we file with the SEC and oral statements made from time to time by ITEX may contain forward-looking statements. These statements may relate to our future operations, prospects, potential products, services, developments, business strategies or our future financial performance. These statements are based on the current expectations and beliefs of our management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “intend,” “potential” or “continue” or the negative of these terms or other comparable terminology. In any forward-looking statement in which ITEX expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. Forward-looking statements involve a number of risks, uncertainties and assumptions that are difficult to predict. We have included a discussion of certain risks, uncertainties and important factors that could cause actual results and events to differ materially from our forward-looking statements in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended July 31, 2011, our Quarterly Report filed on Form 10-Q for the quarter ended October 31, 2011, and our Quarterly Report filed on Form 10-Q for the quarter ended January 31, 2012. We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements.

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INTRODUCTION

To the Stockholders of ITEX Corporation:

ITEX Corporation, a Nevada corporation (“ITEX”), is offering to purchase up to 1,000,000 shares of its common stock, par value $0.01 per share, at a price of $4.20 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, which, as amended and supplemented from time to time, together constitute the tender offer. Unless the context otherwise requires, all references to shares shall refer to the shares of common stock, par value $0.01 per share, of ITEX.

Only shares properly tendered and not properly withdrawn pursuant to the tender offer will be purchased, upon the terms and subject to the conditions of the tender offer. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are properly tendered. Shares tendered but not purchased pursuant to the tender offer will be returned at our expense promptly after the expiration date. See Section 1.

The tender offer will expire at Midnight (one minute after 11:59 p.m.), New York City time, on April 13, 2012, unless the tender offer is extended.

THE TENDER OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

ITEX’S BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER ITEX, THE ITEX BOARD OF DIRECTORS, NOR THE DEPOSITARY MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES. ITEX HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. STOCKHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, SHOULD CONSULT THEIR OWN FINANCIAL AND TAX ADVISORS, AND SHOULD MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES TO TENDER.

THE FOLLOWING DIRECTORS AND EXECUTIVE OFFICERS OF ITEX HAVE INDICATED THEIR NON-BINDING INTENTION TO TENDER UP TO THE FOLLOWING NUMBER OF SHARES WHICH REPRESENT 25% OF THEIR CURRENT HOLDINGS: ERIC BEST, A DIRECTOR, 6,250 SHARES; JOHN WADE, A DIRECTOR AND ITEX’S TREASURER AND SECRETARY, 14,250 SHARES; AND STEVEN WHITE, ITEX’S CHAIRMAN OF THE BOARD OF DIRECTORS AND CHIEF EXECUTIVE OFFICER, 144,421 SHARES, PROVIDED HOWEVER, THAT THE PERSONS DESCRIBED ABOVE HAVE INDICATED THAT IN ORDER TO GRANT PRIORITY TO OTHER STOCKHOLDERS THEY WILL NOT TENDER ANY OF THEIR SHARES IN THE TENDER OFFER IF EITHER: (A) 1,000,000 SHARES OR MORE ARE PROPERLY TENDERED BY OTHER STOCKHOLDERS, OR (B) AS A RESULT OF THEIR TENDER THERE WOULD BE PRORATION OF THE SHARES PROPERLY TENDERED BY OTHER STOCKHOLDERS IN THE TENDER OFFER. WESTERN SIZZLIN CORPORATION, WHICH BENEFICIALLY OWNS APPROXIMATELY 7.7% OF THE SHARES OUTSTANDING, AND THE POLONITZA GROUP, WHICH BENEFICIALLY OWNS APPROXIMATELY 5.2%* OF THE SHARES OUTSTANDING, HAVE NOT INDICATED TO US WHETHER THEY INTEND TO TENDER SHARES PURSUANT TO THE TENDER OFFER. THERE CAN BE NO ASSURANCE THAT THE DIRECTORS AND EXECUTIVE OFFICER DESCRIBED ABOVE WILL IN FACT TENDER THE NUMBER OF SHARES INDICATED, NOR CAN WE ASSURE YOU THAT WESTERN SIZZLIN CORPORATION OR THE POLONITZA GROUP WILL NOT DECIDE TO TENDER ANY OR ALL OF THEIR SHARES. IN THE EVENT THAT WESTERN SIZZLIN CORPORATION OR THE POLONITZA GROUP TENDER ALL OR A SUBSTANTIAL PORTION OF THEIR SHARES, THE LIKELIHOOD OF PRORATION OF THE SHARES TENDERED BY ALL STOCKHOLDERS IN THE TENDER OFFER IS SIGNIFICANTLY INCREASED. SEE SECTIONS 2 AND 11.

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The purchase price will be paid net to the tendering stockholder in cash, without interest, for all the shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of shares in the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. Also, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 that is included as part of the Letter of Transmittal or Form W-8BEN obtained from the Depositary may be subject to required United States federal income tax backup withholding equal to 28% of the gross proceeds payable to the tendering stockholder or other payee pursuant to the offer. See Section 3.

As of March 15, 2012, we had 4,040,925 issued and outstanding shares of common stock (including shares of unvested restricted stock). The 1,000,000 shares that ITEX is offering to purchase represent approximately 24.7% of the shares outstanding on March 15, 2012. On March 15, 2012, the last reported sale price of the shares on the OTCBB was $3.40 per share. Stockholders are urged to obtain current market quotations for their shares before deciding whether to tender shares pursuant to the tender offer. See Section 8.

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THE TENDER OFFER

SECTION 1. NUMBER OF SHARES; PRORATION

General.  Upon the terms and subject to the conditions of the tender offer, ITEX will purchase 1,000,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of the tender offer, at a price of $4.20 per share, net to the seller in cash, without interest.

The term “expiration date” means Midnight (one minute after 11:59 p.m.), New York City time, on April 13, 2012, unless and until ITEX, in its sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term “expiration date” shall refer to the latest time and date at which the tender offer, as so extended by ITEX, shall expire. See Section 14 for a description of ITEX’s right to extend, delay, terminate or amend the tender offer. In the event of an over-subscription of the tender offer as described below, shares tendered will be subject to proration, except for odd lots. Except as described herein, withdrawal rights expire on the expiration date.

If (1)(a) ITEX increases or decreases the price to be paid for shares or (b) ITEX increases or decreases the number of shares being sought, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of any increase or decrease is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until the expiration of ten business days from the date that notice of any increase or decrease is first published. For the purposes of the tender offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

We expressly reserve the right, in our sole discretion, to increase the number of shares sought in the tender offer, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of shares accepted for payment in the tender offer by no more than 2% of the outstanding shares without amending or extending the tender offer. However, if we purchase an additional number of shares in excess of 2% of the outstanding shares, we will amend and extend the tender offer in compliance with applicable law. See Section 14.

The tender offer is not conditioned upon obtaining financing or on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.

Only shares properly tendered and not properly withdrawn will be purchased, upon the terms and subject to the conditions of the tender offer. However, because of the odd lot priority, proration and conditional tender provisions of the tender offer, all of the shares tendered will not be purchased if more than the number of shares ITEX seeks are properly tendered. All shares tendered and not purchased pursuant to the tender offer, including shares not purchased because of proration or conditional tenders, will be returned at ITEX’s expense promptly after the expiration date. Stockholders also can specify the order in which the specified portions will be purchased in the event that, as a result of the proration provisions or otherwise, some but not all of the tendered shares are purchased pursuant to the tender offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the order of shares purchased will be selected by the Depositary.

If the number of shares properly tendered and not properly withdrawn prior to the expiration date is fewer than or equal to 1,000,000 shares, ITEX will, upon the terms and subject to the conditions of the tender offer, purchase all such shares.

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Priority of Purchases.  Upon the terms and subject to the conditions of the tender offer, if greater than 1,000,000 shares have been properly tendered and not properly withdrawn prior to the expiration date, ITEX will purchase properly tendered shares on the basis set forth below:

(1)  First, ITEX will purchase all shares properly tendered and not properly withdrawn prior to the expiration date by any odd lot holder (as defined below) who:

(a)     tenders all shares owned beneficially or of record by that odd lot holder (tenders of fewer than all the shares owned by that odd lot holder will not qualify for this preference); and

(b)  completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

provided however, that this preference to odd lot holders shall be subject to the condition to the tender offer that as a result of the purchase there will not be a reasonable likelihood that shares will be held of record by fewer than 300 persons. If odd lot holders are not given priority, they will be subject to proration as set forth below.

(2)  Second, after the purchase of all of the shares tendered by odd lot holders, subject to the conditional tender provisions described in Section 6, ITEX will purchase all other shares properly tendered and not properly withdrawn prior to the expiration date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, until ITEX has purchased 1,000,000 shares.

(3)  Third, only if necessary to permit ITEX to purchase 1,000,000 shares, ITEX will purchase shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn prior to the expiration date, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that fewer than all shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of shares, none of those shares will be purchased.

Odd Lots.  For purposes of the tender offer, the term “odd lots” shall mean all shares properly tendered prior to the expiration date and not properly withdrawn by any person referred to as an “odd lot holder” who owns beneficially or of record an aggregate of fewer than 100 shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an odd lot holder must tender all shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares, provided however, that this preference to odd lot holders shall be subject to the condition to the tender offer that ITEX shall not have determined that as a result of the purchase of shares that there will be a reasonable likelihood that shares will be held of record by fewer than 300 persons. If odd lot holders are not given priority, they will be subject to proration as set forth below. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have share certificates representing fewer than 100 shares. By accepting the tender offer, an odd lot holder who holds shares in its name and tenders its shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the odd lot holder’s shares. Any odd lot holder wishing to tender all of its shares pursuant to the tender offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

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Proration.  If proration of tendered shares is required, ITEX will determine the final proration factor and commence payment for any shares purchased pursuant to the tender offer, promptly following the expiration date. Subject to adjustment to avoid the purchase of fractional shares, proration for each stockholder tendering shares, other than odd lot holders, shall be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than odd lot holders, subject to conditional tenders.

The Letter of Transmittal affords each stockholder who tenders shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased. See Section 6.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on ITEX’s stockholder list or, if applicable, that are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

SECTION 2. PURPOSE OF THE TENDER OFFER; CERTAIN EFFECTS OF THE TENDER OFFER; PLANS AND PROPOSALS

Purpose of the Tender Offer.  Our management and our board of directors believes that the tender offer is an efficient and equitable way to return capital and provide value to our stockholders. On March 9, 2010, we commenced a stock repurchase program of up to $2.0 million of our outstanding common stock. The number of shares repurchased under the stock repurchase program is limited by a variety of factors including volume restrictions and the limited trading volume of our shares on the OTCBB. As of January 31, 2012, we had purchased 115,556 shares under the stock repurchase program. The tender offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without disruption to the trading of the shares on the OTCBB) with an opportunity to obtain liquidity with respect to all or a portion of their shares without potential disruption to the share price. We believe that the tender offer represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their shares, allowing stockholders additional liquidity and the opportunity to receive a return of some or all of their investment if they so elect. The tender offer also provides our stockholders with a way to sell their shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, “odd lot holders”, as defined in Section 1, who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the tender offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their shares. On February 24, 2012, the ITEX board of directors authorized ITEX to enter into this tender offer and approved spending up to $4,200,000 to repurchase the shares tendered.

In considering the tender offer, the board took into account its expected financial impact, and concluded that the tender offer is a suitable use of our financial resources given our business profile, cash flow, assets and the current market price of the shares. After the tender offer is completed, we expect to have sufficient cash flow and access to funding to meet our cash needs for normal operations and anticipated capital expenditures. However, ITEX does from time to time evaluate potential acquisition opportunities, which in some cases may involve a significant amount of cash consideration, and which, as a result of the purchase of shares in the tender offer, could result in an increase in the amount of ITEX’s indebtedness and leverage or future ability to pay dividends.

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Following the completion or termination of the tender offer, we may, from time to time, repurchase shares on the open market or through privately negotiated transactions under our stock repurchase program in accordance with applicable law. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than in the tender offer, until at least ten business days after the expiration date.

ITEX’S BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER ITEX, ITS BOARD OF DIRECTORS, NOR THE DEPOSITARY MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES. ITEX HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. STOCKHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, SHOULD CONSULT THEIR OWN FINANCIAL AND TAX ADVISORS, AND SHOULD MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES TO TENDER.

The following directors and executive officers of ITEX have indicated their non-binding intention to tender up to the following number of shares, which represent 25% of their current holdings: Eric Best, a director, 6,250 shares; John Wade, a director and ITEX’s Treasurer and Secretary, 14,250 shares; and Steven White, ITEX’s Chairman of the Board of Directors and Chief Executive Officer, 144,421 shares, provided however, that the persons described above have indicated that in order to grant priority to other stockholders they will not tender any of their shares in the tender offer if: (a) 1,000,000 shares or more are properly tendered by other stockholders, or (b) as a result of their tender there would be proration of the shares tendered by all stockholders in the tender offer. Western Sizzlin Corporation, which beneficially owns approximately 7.7% of the shares outstanding, and the Polonitza Group, which beneficially owns approximately 5.2% of the shares outstanding, have not indicated to us whether they intend to tender shares pursuant to the tender offer. There can be no assurance that the directors and executive officer described above will in fact tender the number of shares indicated, nor can we assure you that Western Sizzlin Corporation or the Polonitza Group will not decide to tender any or all of their shares. In the event that Western Sizzlin Corporation or the Polonitza Group tender all or a substantial portion of their shares, the likelihood of proration of the shares tendered by all stockholders in the tender offer is significantly increased. See Section 11.

Certain Effects of the Tender Offer.  Upon the completion of the tender offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in ITEX, subject to ITEX’s right to issue additional shares of common stock and other equity securities in the future. These stockholders will also continue to bear the risks associated with owning the shares, including risks resulting from our purchase of shares in the tender offer. Stockholders may be able to sell non-tendered shares in the future in market transactions or otherwise, at a net price higher or lower than the purchase price in the tender offer. However, the shares held by non-tendering stockholders may be affected by the limited trading volume of our shares on the OTCBB. ITEX can give no assurance as to the price at which a stockholder may be able to sell his or her shares in the future, which price may be higher or lower than the purchase price paid in the tender offer.

Shares that ITEX acquires pursuant to the tender offer will be canceled and will have the status of authorized but unissued shares.

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The purchase of shares in the tender offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of ITEX stockholders. As of March 15, 2012, there were 4,040,925 shares issued and outstanding (including shares of unvested restricted stock). Assuming ITEX acquires 1,000,000 shares in the tender offer, approximately 3,040,925 shares will be outstanding immediately after the tender offer. This may reduce the already limited volume of trading in the shares and make it more difficult to buy or sell significant amounts of the shares without materially affecting the market price.

The shares are currently registered under the Exchange Act, which requires, among other things, that ITEX furnish information to its stockholders and to the Securities and Exchange Commission (the “SEC”) and comply with the SEC’s proxy rules in connection with meetings of stockholders. We do not believe that our purchase of shares in the tender offer will cause us to have fewer than the minimum number of stockholders (300 stockholders of record) necessary to make ITEX eligible to deregister under the Exchange Act. Further, the tender offer is subject to the condition that the tender offer will not be consummated if there will be a reasonable likelihood that the shares will be held of record by fewer than 300 persons. Consequently, ITEX will continue to be subject to the periodic reporting requirements of the Exchange Act and required to continue to make filings with the SEC, including our annual and quarterly reports.

ITEX’s shares are currently quoted on the Over the Counter Bulletin Board (“OTCBB”) under the symbol “ITEX.OB”.

Plans and Proposals.  Except as disclosed elsewhere in this Offer to Purchase, or as may occur in the ordinary course of its business, ITEX currently has no plans, proposals or negotiations that relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving ITEX or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of ITEX’s assets or any of its subsidiaries’ assets;

•	any material change in ITEX’s present dividend rate or policy, indebtedness or capitalization;

•	any change in ITEX’s present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors, or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in ITEX’s corporate structure or business;

•	a class of ITEX’s equity security ceasing to be authorized to be quoted in an automated quotations system of a registered national securities association;

•	a class of ITEX’s equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of ITEX’s obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of ITEX, or the disposition by any person of securities of ITEX; or

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•	any changes in ITEX’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of ITEX.

ITEX reserves the right to change its plans and intentions at any time, as it deems appropriate.

SECTION 3. PROCEDURES FOR TENDERING SHARES

Proper Tender of Shares.  For shares to be tendered properly pursuant to the tender offer, (1) the share certificates, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received prior to the expiration date by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase, or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

Brokers, dealers, commercial banks, trust companies or other nominee holders of shares likely will have an earlier deadline for stockholders to act to instruct them to accept the tender offer on a their behalf. Stockholders who hold shares through nominee holders are urged immediately contact the nominee holder of their shares to determine the applicable deadline.

Odd lot holders who tender all shares must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

Stockholders may tender shares subject to the condition that all or a specified minimum number of their shares be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” on the Letter of Transmittal, and, if appropriate, the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to determine the minimum number of shares to be purchased.

Stockholders who hold shares through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their shares. Stockholders who hold their shares through nominee holders are urged to consult the nominee holders of their shares to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.

Signature Guarantees and Method of Delivery.  No signature guarantee is required: (1) if the Letter of Transmittal is signed by the registered holder of the shares tendered therewith and such holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal, or (2) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing is referred to as an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal. In all other cases, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an Eligible Institution. If a certificate for shares tendered is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made to, or certificates for shares not tendered or not accepted for payment are to be registered in the name of, a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signature guaranteed by an Eligible Institution.

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In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of share certificates , a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof including any required signature guarantees, and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including share certificates, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Federal Backup Withholding Tax.  Under the United States federal backup withholding tax rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person’s taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the Depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain Non-U.S. Holders (as defined below in Section 15) are exempted from the backup withholding and reporting requirements rules. In order for a Non-U.S. Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN or any other equivalent form, signed under penalties of perjury, attesting to that stockholder’s exempt status. The applicable form can be obtained from the Depositary. See Instructions 9 and 10 of the Letter of Transmittal.

To prevent federal backup withholding tax equal to 28% of the gross payments made to stockholders for shares purchased pursuant to the tender offer, each stockholder who does not otherwise establish an exemption from such withholding must provide the Depositary with the stockholder’s correct taxpayer identification number and provide other information by completing the substitute Form W-9 included with the Letter of Transmittal.

For a discussion of the material United States federal income tax consequences to tendering U.S. stockholders, see Section 13.

Federal Income Tax Withholding for Non-U.S. Holders. Gross proceeds payable pursuant to the tender offer to a Non-U.S. Holder or his or her agent will be subject to withholding of federal income tax at a rate of 30%, unless a reduced rate of withholding is applicable pursuant to an income tax treaty or an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States (and, if an income tax treaty applies, the gross proceeds are generally attributable to a United States permanent establishment maintained by such Non-U.S. Holder). In order to claim a reduction of or an exemption from withholding tax, a Non-U.S. Holder must deliver to the depositary a validly completed and executed IRS Form W-8BEN (with respect to income tax treaty benefits) or W8-ECI (with respect to amounts effectively connected with the conduct of a trade or business within the United States) claiming such exemption or reduction before the payment is made. Tendering Non-U.S. Holders can obtain the applicable forms from the depositary.

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A Non-U.S. Holder may be eligible to file for a refund of such tax or a portion of such tax if such stockholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13 or if such stockholder is entitled to a reduced rate of withholding pursuant to a tax treaty and ITEX withheld at a higher rate. Non-U.S. Holders should consult their own tax advisors regarding the United States federal income tax consequences of participation in the tender offer, including the application of United States federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and the refund procedure, as well as the applicability and effect of state, local, foreign and other tax laws.

Guaranteed Delivery.  If a stockholder desires to tender shares pursuant to the tender offer and the certificates for the stockholder’s shares are not immediately available or the stockholder cannot deliver certificates for its shares and all other required documents to the Depositary before the expiration date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•	the Depositary receives by mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery in the form ITEX has provided with this Offer to Purchase, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such Notice of Guaranteed Delivery; and

•	the share certificates, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, and including any required signature guarantees, and any other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Employee Restricted Stock Under Equity Incentive Plan.  Shares of restricted stock acquired in connection with participation in the ITEX Corporation 2004 Equity Incentive Plan (the “Plan”) are registered in the name of the participant and were initially deposited in escrow with the Secretary of ITEX until the participant became vested in the shares. ITEX is not offering to purchase unvested shares of restricted stock and such shares cannot be tendered in the tender offer. If you hold vested shares, you may tender the shares in accordance with the tender offer. Please be advised that it is the stockholder’s responsibility to tender shares in the tender offer to the extent such holder wants to participate. Please contact ITEX with any questions regarding tendering shares of ITEX common stock acquired in the Plan. If a Plan participant has previously transferred his or her shares of ITEX common stock originally acquired through the Plan to a broker, the participant should follow the instructions applicable to brokers and other nominees with respect to the broker currently holding the shares originally acquired through the Plan. A Plan participant who has previously transferred his or her shares of ITEX common stock should contact the broker that currently holds the shares and/or ITEX with any questions regarding tendering these shares. A Plan participant should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to the participant based on the tax consequences of restricted stock awards. We strongly encourage holders of restricted stock awards to discuss the tender offer with their own financial or tax advisor.

Return of Unpurchased Shares.  If any tendered shares are not purchased pursuant to the tender offer or are properly withdrawn before the expiration date, or if fewer than all shares evidenced by share certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, without expense to the stockholder.

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Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by ITEX, in its sole discretion, and ITEX’s determination will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters. ITEX reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which ITEX determines may be unlawful. ITEX also reserves the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, whether or not ITEX waives similar defects or irregularities in the case of any other stockholder, and ITEX’s interpretation of the terms of the tender offer will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters. In the event a condition to the tender offer is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by ITEX. None of ITEX, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any tender, nor will any of them incur any liability for failure to give this notice.

Tendering Stockholder’s Representation and Warranty; Itex’s Acceptance Constitutes an Agreement.  A tender of shares under any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder’s representation and warranty to ITEX that (1) the stockholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, and (2) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount tendered in (a) the subject securities, or (b) securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and (2) will deliver or cause to be delivered the shares in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. ITEX’s acceptance for payment of shares tendered pursuant to the tender offer will constitute a binding agreement between the tendering stockholder and ITEX upon the terms and conditions of the tender offer.

Lost or Destroyed Certificates.  Stockholders whose share certificate for part or all of their shares has been lost, stolen, destroyed or mutilated may contact the Depositary at (503) 225-0375 for instructions as to obtaining the necessary documents. Those documents will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the share certificates may be subsequently recirculated. Stockholders are urged to contact the Depositary immediately in order to permit timely processing of this documentation.

Share certificates, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any signature guarantees, and any other required documents must be delivered to the Depositary and not to ITEX. Any such documents delivered to ITEX will not be forwarded to the Depositary and, therefore, will not be deemed to be properly tendered.

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SECTION 4. WITHDRAWAL RIGHTS

Except as otherwise provided in this Section 4, tenders of shares pursuant to the tender offer are irrevocable. Shares tendered pursuant to the tender offer may be withdrawn at any time prior to the expiration date and, unless previously accepted for payment by ITEX pursuant to the tender offer, also may be withdrawn at any time after April 13, 2012. Stockholders who tendered their shares by giving instructions to a bank, broker, dealer, trust company or other nominee must instruct that person to arrange for the withdrawal of their shares.

For a withdrawal to be effective, a written or facsimile notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the share certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the share certificates, the tendering stockholder also must submit the serial numbers shown on the share certificates for those shares to be withdrawn to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless the shares have been tendered for the account of an Eligible Institution.

All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by ITEX, in its sole discretion, and our determination will be final and binding, subject to a court of law having jurisdiction regarding such matters. We reserve the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of ITEX, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur any liability for failure to give any such notice.

Withdrawals may not be rescinded and any shares properly withdrawn thereafter will be deemed not properly tendered for purposes of the tender offer, unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

If we extend the tender offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and these shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. The right to retain shares is subject to our legal obligation to pay for shares properly tendered and not properly withdrawn promptly following the expiration date (subject to the terms and conditions of the tender offer) or to return the tendered securities promptly after the termination of the tender offer.

SECTION 5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

Upon the terms and subject to the conditions of the tender offer, promptly following the expiration date, ITEX will accept for payment and pay for, and thereby purchase, shares properly tendered and not properly withdrawn prior to the expiration date. We may increase the number of shares accepted for payment in the tender offer by no more than 2% of the outstanding shares without amending or extending the tender offer.

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For purposes of the tender offer, we will be deemed to have accepted for payment, and therefore purchased shares, that are properly tendered and not properly withdrawn, subject to the proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

Upon the terms and subject to the conditions of the tender offer, promptly after the expiration date, we will accept for payment and pay the per share purchase price of $4.20 for 1,000,000 shares, subject to decrease as provided in Section 14, if properly tendered and not properly withdrawn, or such fewer number of shares as are properly tendered and not properly withdrawn. In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, but only after timely receipt by the Depositary of:

•	certificates for shares;

•	a properly completed and duly executed Letter of Transmittal, or manually signed facsimile of the Letter of Transmittal, including any required signature guarantees; and

•	any other required documents.

ITEX will pay for shares purchased pursuant to the tender offer by depositing the aggregate purchase price for these shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date. Certificates for all shares tendered and not purchased, including shares not purchased due to proration or conditional tenders, will be returned at our expense promptly after the expiration date or termination of the tender offer.

Under no circumstances will interest on the purchase price be paid by ITEX regardless of any delay in making the payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the tender offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the tender offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

SECTION 6. CONDITIONAL TENDER OF SHARES

Subject to the exceptions for odd lot holders, in the event of an over-subscription of the tender offer, shares tendered prior to the expiration date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered must be purchased if any shares tendered by such stockholder are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and if applicable, the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to determine the number of shares to be purchased. Each stockholder is urged to consult with his or her own financial or tax advisor.

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After the tender offer expires, if more than 1,000,000 shares are properly tendered and not properly withdrawn and ITEX must prorate its acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account any priority given to odd lot holders, based upon all shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified by that stockholder, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned promptly after the expiration date at our expense.

  After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 1,000,000 then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 1,000,000 shares. In selecting among the conditional tenders, we will select by random lot treating all tenders by a particular stockholder as a single lot and will limit our purchase in each case to the designated minimum of shares to be purchased. Conditional tenders will be selected by lot only from stockholders who tender all of their shares.

SECTION 7. CONDITIONS OF THE TENDER OFFER

Notwithstanding any other provision of the tender offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of or the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act if any of the following events or circumstance shall have occurred (or shall have been determined by us in our reasonable judgment to have occurred):

(1) there shall have been proposed, instituted or pending, or we shall have received notice of, any legal action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency, tribunal or arbitrator or arbitral panel that directly or indirectly (a) challenges or seeks to challenge the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer, (b) delays or restricts or seeks to delay or restrict our ability to, or renders or seeks to render us unable to, accept for payment some or all of the shares pursuant to the tender offer, (c) relates to or attempts to restrict the availability of funds we intend to use to purchase shares in the tender offer, or (d) otherwise relates in any manner to the tender offer or seeks to obtain material damages in respect of the tender offer;

(2) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or ITEX or any of its subsidiaries, by any court or any authority, agency, tribunal or arbitrator or arbitral panel that, in our reasonable judgment, would or might, directly or indirectly, (a) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer, or (b) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares under the tender offer;

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(3) there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, (c) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, or (d) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

(4) a tender or exchange offer for any or all of our shares (other than the tender offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

(5) we learn that:

•	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before March 15, 2012);

•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

(6) we learn that any change or changes have occurred or are threatened in our business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the tender offer to us; or

(7) we determine that the consummation of the tender offer and the purchase of the shares may cause the shares to be held of record by fewer than 300 persons or to be eligible for deregistration under the Exchange Act.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions, and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the expiration date. Any determination or judgment by us concerning the events described above will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters.

SECTION 8. PRICE RANGE OF SHARES; DIVIDENDS

The shares are quoted on the Over the Counter Bulletin Board (“OTCBB”) under the symbol “ITEX.OB”. The following table sets forth the range of high and low bid prices for our common stock during the fiscal years ended July 31 2010 and 2011, as published by the OTC Bulletin Board. The quotations merely reflect the prices at which transactions were proposed and do not necessarily represent actual transactions. Prices do not include retail markup, markdown or commissions.

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	High	Low
Year Ended July 31, 2012*
First Quarter	$4.00	$2.55
Second Quarter	$3.95	$2.96
Third Quarter (through March 15 2012)	$3.80	$3.25
Year Ended July 31, 2011
First Quarter	$4.76	$─
Second Quarter	$4.80	$3.50
Third Quarter	$4.70	$─
Fourth Quarter	$4.31	$─
Year Ended July 31, 2010
First Quarter	$3.75	$1.25
Second Quarter	$4.15	$2.25
Third Quarter	$4.55	$1.90
Fourth Quarter	$4.75	$─

*	Bid prices are not published by the OTCBB unless a minimum of two market participants have posted both bid and ask prices. Due to the absence of published bid activity, the table reflects trading prices published by the OTCBB for the year ended July 31, 2012.

On March 15, 2012, the last reported sale price of the shares on the OTCBB was $3.40 per share. As shown in the table, since February 1, 2010, the common stock has traded at prices higher than $4.20 per share. As a result, it is possible that you may receive less for your shares if you tender them than you would receive in a market sale of your shares. Stockholders are urged to obtain current market quotations for their shares before deciding whether to tender shares pursuant to the tender offer.

During the fourth quarter of 2010, the board of directors approved a dividend policy related to our common stock and declared a quarterly cash dividend in the amount of $0.025 per share.  In the second quarter of 2011, the board increased the quarterly dividend to $0.04 per share. In subsequent quarters, we have continued to pay dividends of $0.04 per share, or $0.16 per share annually. On February 24, 2012, the board of directors declared a quarterly cash dividend of $0.04 per share, to be paid on March 20, 2012 to each stockholder of record as of the close of business on March 9, 2012, regardless of whether such stockholder tenders its shares in the tender offer. The declaration and payment of future dividends on our common stock will be at the sole discretion of our board of directors.

SECTION 9. SOURCE AND AMOUNT OF FUNDS

Assuming ITEX purchases 1,000,000 shares in the tender offer, $4,200,000 will be required to purchase such shares. ITEX currently possesses the cash funds necessary to purchase shares tendered in the tender offer, as well as to pay related fees and expenses. The tender offer is not conditioned upon the receipt of financing. See Section 7. ITEX does not have any alternative financing plans for this tender, including any borrowings.

SECTION 10. CERTAIN INFORMATION CONCERNING ITEX

We are a marketplace for cashless business transactions across North America. We service our member businesses through our independent licensed brokers and franchise network in the United States and Canada, as well as through certain corporate-owned offices. Our business services and payment systems enable member businesses to trade products and services without exchanging cash. These products and services are instead exchanged for ITEX dollars which can only be redeemed in our marketplace.

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Available Information.  We are subject to the information requirements of the Exchange Act which obligates us to file periodic reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their compensation, stock awards granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in these periodic reports and in proxy statements distributed to our stockholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO which includes additional information relating to the tender offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website on the Internet at www.sec.gov that contains periodic reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and documents incorporated by reference.

  Incorporation by Reference.  The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about ITEX and we incorporate them herein by reference:

SEC Filings	Date Filed

Annual Report on Form 10-K for the fiscal year ended July 31, 2011	October 18, 2011

Quarterly Reports on Form 10-Q	December 14, 2011; March 8, 2012

Current Reports on Form 8-K	September 1, 2011; December 1, 2011; March 1, 2012

  Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, at our executive offices located at 3326 160th Avenue SE, Suite 100, Bellevue, Washington 98008-6418. Please be sure to include your complete name and address in your request. You may also find additional information by visiting our website at www.itex.com. Information on our website does not form part of the Offer to Purchase and is not incorporated by reference in this Offer to Purchase.

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SECTION 11. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

 As of March 15, 2012, we had 4,040,925 issued and outstanding shares, including 399,584 shares of unvested restricted stock, but excluding outstanding warrants to purchase 20,000 shares of common stock. We have no outstanding stock options. The 1,000,000 shares that ITEX is offering to purchase represent approximately 24.7% of the shares outstanding on March 15, 2012.

ITEX’s directors and executive officers are entitled to participate in the tender offer on the same basis as other stockholders. The following directors and executive officers of ITEX have indicated their non-binding intention to tender up to the following number of shares, which represent 25% of their current holdings: Eric Best, a director, 6,250 shares; John Wade, a director and ITEX’s Treasurer and Secretary, 14,250 shares; and Steven White, ITEX’s Chairman of the Board of Directors and Chief Executive Officer, 144,421 shares, provided however, that the persons described above have indicated that in order to grant priority to other stockholders they will not tender any of their shares in the tender offer if: (a) 1,000,000 shares or more are properly tendered by other stockholders, or (b) as a result of their tender there would be proration of the shares tendered by all stockholders in the tender offer. Western Sizzlin Corporation, which beneficially owns approximately 7.7% of the shares outstanding, and the Polonitza Group, which beneficially owns approximately 5.2% of the shares outstanding, have not indicated to us whether they intend to tender shares pursuant to the tender offer. There can be no assurance that the directors and executive officer described above will in fact tender the number of shares indicated, nor can we assure you that Western Sizzlin Corporation or the Polonitza Group will not decide to tender any or all of their shares. In the event that Western Sizzlin Corporation or the Polonitza Group tender all or a substantial portion of their shares, the likelihood of proration of the shares tendered by all stockholders in the tender offer is significantly increased.

As of March 15, 2012, the directors and executive officers of ITEX as a group (3 persons) beneficially owned 659,684 shares (which number includes 202,584 unvested restricted stock awards), or 16.3% of the total outstanding shares on that date. Depending on the results of the tender offer, including the effects of proration, the percentage of outstanding shares beneficially owned by ITEX’s directors and officers who tender shares in the tender offer may decrease. ITEX’s directors and officers who do not tender shares in the tender offer will realize an increase in the percentage of outstanding shares that they beneficially own.

The following table sets forth information regarding the number of shares of our common stock beneficially owned on March 15, 2012 by:

•	each person who is known by us to beneficially own 5% or more of our common stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers, as a group.

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Except as noted below, the address of each of the persons listed below is c/o ITEX Corporation, 3326 – 160th Ave SE, Suite 100, Bellevue, WA 98008.

Name and Address Of Beneficial Owner	Shares (1) Beneficially Owned		Percent (2) of Voting Shares

Directors and Executive Officers:
Steven White (3)	577,684		14.3%
Eric Best	25,000	*
John Wade (4)	57,000		1.4%

All current directors and executive officers as a group (3 persons)	659,684		16.3%

5% or Greater Stockholders:
Western Sizzlin Corporation (5)	313,040		7.7%
The Polonitza Group (6)	208,687		5.2%

____________________

*	Represents holdings of less than one percent of shares outstanding.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned and the percentage ownership of an individual or group, any shares that the individual or group may acquire within 60 days, including through the exercise of stock options or vesting of restricted stock units, are deemed outstanding. These shares, however, are not deemed outstanding for purposes of computing the ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and subject to applicable community property laws, the stockholders named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2)	Percentage of beneficial ownership is based upon 4,040,925 voting shares outstanding as of March 15, 2012 (including shares of unvested restricted stock).
(3)	Mr. White has 197,584 unvested restricted stock awards outstanding.
(4)	Mr. Wade has 5,000 unvested restricted stock awards outstanding.
(5)	Based solely on information contained in a Schedule 13D filed with the SEC on June 10, 2008. The address of Western Sizzlin Corporation is 416 South Jefferson Street, Suite 600, Roanoke, Virginia 24011.
(6)	Based solely on information contained in a Schedule 13D filed with the SEC on March 2, 2012. The Schedule 13D filed by the beneficial owners indicated that 208,687 shares are held by David Polonitza, Richard and Greta Polonitza and Kirk Anderson (the “Polonitza Group”). The address of Mr. David Polonitza is 54B Sandra Circle, Apt B1, Westfield, NJ 07090.

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AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS

Neither ITEX, nor any of its officers or directors have engaged in any transaction in ITEX stock within the 60 days prior to March 15, 2012.

  Stockholder Rights Plan

On March 11, 2011, ITEX entered into a stockholder rights plan, dated as of March 11, 2011 (the “Rights Agreement”) with OTR, Inc., as Rights Agent (the “Rights Agent”).

On March 11, 2011, in connection with our entry into the Rights Agreement, the Board of Directors declared a dividend of one right (collectively, the “Rights”) for each outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Shares”). The Rights will be issued to the holders of record of Common Shares outstanding at March 25, 2011 (the “Record Date”) and with respect to Common Shares issued thereafter until the Distribution Date (as defined below). Each Right, when it becomes exercisable as described below, will entitle the registered holder to purchase from the Company one one-thousandth (1/1,000th) of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Shares”) at a price of $15.00 (such amount, as may be adjusted from time to time as provided in the Rights Agreement, the “Purchase Price”). The description and terms of the Rights are set forth in the Rights Agreement.

Rights Certificates and Detachability. As a result of declaring a dividend of the Rights, until the earlier of (i) such time as the Company learns that a person or group (including any affiliate or associate of such person or group), other than any person or group with beneficial ownership of more than 15% of the outstanding Common Stock as of March 11, 2011 (only so long as such person or group does not increase its beneficial ownership of Common Stock, subject to certain exceptions), has acquired, or obtained the right to acquire, beneficial ownership of more than 15% of the outstanding Common Shares (any such person or group being called an “Acquiring Person”) and (ii) such date, if any, as may be designated by the Board following the commencement of, or first public disclosure of an intention to commence, a tender or exchange offer for outstanding Common Shares which could result in such person or group becoming the beneficial owner of more than 15% of the outstanding Common Shares (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced by certificates for Common Shares registered in the names of the holders thereof, or, in the case of Common Shares held in uncertificated form, by the transaction statement or other record of ownership of such Common Shares, and not by separate Right Certificates. With respect to any Common Shares outstanding as of the Record Date, until the earliest of the Distribution Date, the Redemption Date or the Expiration Date, (i) in the case of certificated shares, the Rights associated with the Common Shares represented by a certificate shall be evidenced by such certificate along with the summary of rights, and the surrender for transfer of any such certificate shall also constitute the transfer of the Rights associated with the Common Shares represented thereby, and (ii) in the case of Common Shares held in uncertificated form, the Rights associated with the Common Shares shall be evidenced by the balances indicated in the book-entry account system of the transfer agent for the Common Shares, and the transfer of any Common Shares in the book-entry account system of the transfer agent for such Common Shares shall also constitute the transfer of the Rights associated with such Common Shares. Therefore, until the Distribution Date, the Rights may be transferred with and only with the underlying Common Shares.

As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date, and such separate Right Certificates alone will thereafter evidence the Rights.

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Term. The Rights are not exercisable until the Distribution Date and will expire at 5:00 p.m., Pacific time, on March 11, 2014 (the “Expiration Date”), unless earlier redeemed or exchanged by the Company as described below.

Preferred Stock. The number of Preferred Shares or other securities issuable upon exercise of the Rights is subject to adjustment by the Board in the event of any change in the Common Shares or Preferred Shares, whether by reason of stock dividends, stock splits, reclassifications, recapitalizations, mergers, consolidations, combinations or exchanges of securities, split-ups, split-offs, spin-offs, liquidations, other similar changes in capitalization, any distribution or issuance of assets, evidences of indebtedness or subscription rights, options or warrants to holders of Common Shares or Preferred Shares or otherwise. The Purchase Price and the number of Preferred Shares or other securities issuable upon exercise of the Rights are subject to adjustment from time to time in the event of the declaration of a stock dividend on the Common Shares payable in Common Shares or a subdivision or combination of the Common Shares prior to the Distribution Date.

The Preferred Shares are authorized to be issued in fractions which are an integral multiple of one one-thousandth (1/1,000th) of a Preferred Share. The Company may, but is not required to, issue fractions of shares upon the exercise of Rights, and in lieu of fractional shares, the Company may make a cash payment based on the market price of such shares on the first trading date prior to the date of exercise or utilize a depositary arrangement as provided by the terms of the Preferred Shares.

Flip-In Provision. Subject to the right of the Board to redeem or exchange the Rights as described below, at such time as there is an Acquiring Person, the holder of each Right will thereafter have the right to receive, upon exercise thereof, for the Purchase Price, that number of one one-thousandths (1/1,000ths) of a Preferred Share equal to the number of Common Shares which at the time of such transaction would have a market value of twice the Purchase Price. Any Rights that are or were beneficially owned by an Acquiring Person on or after the Distribution Date will become null and void and will not be subject to the “flip-in” provision.

Flip-Over Provision. In the event the Company is acquired in a merger or other business combination by an Acquiring Person that has common shares publicly traded in the United States or 50% or more of the Company’s assets or assets representing 50% or more of the Company’s earning power are sold, leased, exchanged or otherwise transferred (in one or more transactions) to an Acquiring Person that has common shares publicly traded in the United States, proper provision must be made so that each Right will entitle its holder to purchase, for the Purchase Price, that number of common shares of such entity which at the time of the transaction would have a market value of twice the Purchase Price. In the event the Company is acquired in a merger or other business combination by an Acquiring Person that does not have common shares publicly traded in the United States or 50% or more of the Company’s assets or assets representing 50% or more of the earning power of the Company are sold, leased, exchanged or otherwise transferred (in one or more transactions) to an Acquiring Person that does not have common shares publicly traded in the United States, proper provision must be made so that each Right will entitle its holder to purchase, for the Purchase Price, at such holder’s option, (i) that number of common shares of the surviving corporation in the transaction with such entity which at the time of the transaction would have a book value of twice the Purchase Price, (ii) that number of common shares of such entity which at the time of the transaction would have a book value of twice the Purchase Price or (iii) if such entity has an affiliate which has common shares publicly traded in the United States, that number of common shares of such affiliate which at the time of the transaction would have a market value of twice the Purchase Price. The “flip-over” provision only applies to a merger or similar business combination with an Acquiring Person.

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Any Rights that are or were, at any time on or after the date an Acquiring Person becomes such, beneficially owned by an Acquiring Person or any affiliate or associate of an Acquiring Person (or a transferee thereof) will become null and void and any holder of any such Right (including any subsequent holder) will be unable to exercise any such Right.

Redemption. The Rights are redeemable by the Board at a redemption price of $0.001 per Right (the “Redemption Price”) any time prior to the earlier of (i) the Distribution Date and (ii) the Expiration Date (the date of such redemption being the “Redemption Date”). Immediately upon the action of the Board electing to redeem the Rights, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Exchange. After there is an Acquiring Person the Board may elect to exchange each Right (other than Rights owned by an Acquiring Person which will have become void) for consideration per Right consisting of (i) Common Shares at an exchange ratio of one Common Share per Right (or other cash, property, Preferred Shares, Common Shares, debt securities or any combination thereof having an aggregate value equal to the value of the Common Shares that otherwise would have been issuable), (ii) one-half of the securities that would be issuable at such time upon the exercise of one Right pursuant to the terms of the Rights Agreement, or (iii) cash in an amount equal to the Purchase Price. Notwithstanding the foregoing, the Board is not empowered to effect such exchange at any time after any person (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any such subsidiary, or any entity holding Common Shares for or pursuant to the terms of any such plan), together with all affiliates and associates of such person, becomes the beneficial owner of 50% or more of the Common Shares then outstanding.

Amendment. At any time prior to such time as there shall be an Acquiring Person, the Company may, without the approval of any holder of the Rights, supplement or amend any provision of the Rights Agreement (including the date on which the Distribution Date will occur, the amount of the Purchase Price or the definition of “Acquiring Person”), except that no supplement or amendment may be made that extends the Expiration Date or reduces the Redemption Price.

Stockholder Rights. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

 Amended and Restated 2004 Equity Incentive Plan

The ITEX 2004 Equity Incentive Plan originally became effective following its approval by stockholders on March 15, 2004. On February 14, 2011, the Board of Directors approved the Amended and Restated 2004 Equity Incentive Plan (the “Incentive Plan”), which became effective immediately and replaced the original 2004 Equity Incentive Plan.

The Incentive Plan provides for the issuance of up to 400,000 shares of our common stock, the same amount as under the original 2004 Equity Incentive Plan. The Compensation Committee has the authority to determine the amount, type and terms of each award. As of March 15, 2012, 8,000 shares remain eligible to be issued under the Incentive Plan.

The Incentive Plan is administered by the Compensation Committee, or in the absence of the Compensation Committee, the entire board. The Compensation Committee has sole authority to interpret the Incentive Plan and set the terms of all awards, including, without limitation, determining the number of shares that are to be subject to awards, determining the recipients of awards, determining the types of awards to be granted, determining the performance goals associated with performance-based awards, and the making policies and procedures relating to administration of the Incentive Plan.

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In general, the Incentive Plan empowers us to grant restricted stock and other forms of awards granted or denominated in common stock or units of the common stock, as well as stock options, stock appreciation rights, and certain cash bonus awards. Persons eligible to receive awards under the Plan include officers or employees of ITEX or any of its subsidiaries, directors, and certain consultants and advisors. Awards that for any reason are canceled, terminated, forfeited, settled in cash or otherwise settled without the issuance of common stock will be available again under the Incentive Plan.

The Incentive Plan may be amended, suspended or terminated at any time by the board or the Compensation Committee, except that (a) no amendment shall be made that would impair the rights of any participant under any award theretofore granted without the participant’s consent, and (b) if and to the extent that the board or the Compensation Committee deems it appropriate to utilize the Incentive Plan to make awards pursuant to Section 422 (incentive stock options) or Section 162(m) (performance-based compensation) of the Internal Revenue Code, certain material amendments shall require the approval of stockholders.

No award may be granted under the Incentive Plan after March 15, 2014, the tenth anniversary of the Incentive Plan’s effective date.

Unless otherwise provided by the Compensation Committee, the award agreement utilized for employees provides that in the event that a plan participant’s employment is terminated by reason of the participant’s death or disability, or in the event of a “change in control” of ITEX, any shares of restricted stock outstanding as of the date of termination or date of a the change in control which are not then vested will become fully vested. For purposes of the award agreement, a “change in control” is defined as an event involving one transaction or a related series of transactions in which one of the following occurs: (i) the Company issues securities equal to 50% or more of the Company’s issued and outstanding voting securities, determined as a single class, to any individual, firm, partnership or other entity, including a “group” within the meaning of section 13(d)(3) of the Securities Exchange Act of 1934; (ii) the Company issues securities equal to 50% or more of the issued and outstanding common stock of the Company in connection with a merger, consolidation or other business combination; (iii) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving company; (iv) all or substantially all of the Company’s assets are sold or transferred; or (v) there is a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership.

Specific Agreements with Executive Officers.

Steven White. In addition to vesting by reason of death or disability or in the event of a “change in control” of ITEX, the restricted stock award agreement for Mr. White provides that any shares of restricted stock outstanding as of the date of his termination by the Company other than for “good cause” will become fully vested. For purposes of the award agreement, the term “good cause” means that the participant is terminated by majority vote of (excluding participant) the Board of Directors as a result of (1) the occurrence of one of the following: (i) serious misconduct, dishonesty or disloyalty, directly related to the performance of duties for the Company, which results from a willful act or omission or from gross negligence, and which is materially or potentially materially injurious to the operations, financial condition or business reputation of the Company or any significant subsidiary thereof; (ii) participant being convicted (or entering into a plea bargain admitting criminal guilt) in any criminal proceeding that may have a material adverse impact on the Company’s reputation and standing in the community; (iii) drug or alcohol abuse, but only to the extent that such abuse has an obvious and material effect on the Company’s reputation and/or on the performance of Participant’s duties and responsibilities; or (iv) willful and continued failure to substantially perform Participant’s duties; and (2) such event, conduct or condition that may result in termination for good cause is not cured within thirty days after written notice is delivered to participant from the Company. For these purposes, no act or failure to act shall be considered “willful” unless it is done, or omitted to be done, in bad faith without reasonable belief that the action or omission was in the best interest of the Company.

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On February 28, 2008, we entered into a Change of Control Agreement with Mr. White. The Change in Control Agreement defines the benefits Mr. White would receive in connection with a “change of control,” (as defined below), or change in control events coupled with the loss of his employment. These include the immediate vesting of all equity-based compensation. The definition of “change of control” is not the same as the definition in his stock award agreement. See above under “Amended and Restated 2004 Equity Incentive Plan.” For purposes of the Change of Control Agreement, a “change in control” generally is defined as of any of the following events: the incumbent directors cease to constitute a majority of the members of the Board; the consummation of a consolidation or merger of ITEX with another business entity; any person becomes a beneficial owner, directly or indirectly, of 30 percent or more of the combined voting power of ITEX; the disposition of all or substantially all of the assets of ITEX: the closure and winding up of ITEX’s business and related affairs or the approval by stockholders of a plan of complete liquidation or dissolution of ITEX.

Franchisee Stock Purchase Agreements

On March 30, 2011, ITEX sold 151,250 shares of its common stock for $4.00 per share to nineteen of its franchisees. The aggregate purchase price of $605,000 is payable by six-year promissory notes with interest accruing at 2.44% per annum, the applicable federal rate in effect as of the closing. The stock purchase agreements permit eligible franchisees to automatically purchase the shares over a six-year period by making payments each operating cycle. ITEX will be paid each cycle by having the effective purchase price of the shares withheld from franchisee commission checks payable by ITEX under applicable franchise agreements.

Until the note is paid, the purchased shares have been pledged to and will be held by ITEX as collateral for the loan. Until both (1) all principal and interest payments under the note have been made in full by purchaser with respect to any shares proposed to be transferred, and (2) the first three years of the six-year purchase period has expired (on March 30, 2014), the purchased shares may not be transferred or sold (except for certain permitted transfers), and ITEX has been granted the right of first refusal exercisable in connection with any proposed sale or other transfer of the shares.

A voting agreement provides that the purchased shares will be voted in accordance with the recommendations of the board and an irrevocable proxy be given to the corporate secretary of ITEX until both (1) all principal and interest payments under the note have been made in full by purchaser with respect to any shares proposed to be voted, and (2) the first three years of the six-year purchase period has expired (on March 30, 2014). Accordingly, until March 30, 2014, ITEX has the right to vote 151,250 franchisee shares in favor of the election of director nominees and other matters recommended by board, representing approximately 3.7%, of ITEX’s common stock entitled to be voted.

The foregoing descriptions of agreements and arrangements involving the shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.

Except as otherwise described or incorporated by reference in this Offer to Purchase or as described or incorporated by reference in ITEX’s Form 10-K for the year ended July 31, 2011, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

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SECTION 12. LEGAL MATTERS; REGULATORY APPROVALS

We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acquisition of shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the tender offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any shares tendered. See Section 7.

 SECTION 13. UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General.  The following summary describes the anticipated material United States federal income tax consequences to United States holders (as defined below) whose shares are tendered and accepted for payment pursuant to the tender offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change which could affect the tax consequences described in this Offer to Purchase, possibly with retroactive effect. This summary addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, partnerships or S corporations (and persons who own their interest in shares through a partnership or S corporation), expatriates of the United States, persons who are subject to alternative minimum tax, persons that have a “functional currency” other than the United States dollar, persons who hold shares as a position in a “straddle” or as a part of a “hedging,” “conversion” or “constructive sale” transaction for United States federal income tax purposes or persons who received their shares through our equity incentive plan or otherwise as compensation. This summary also does not address the state, local or foreign tax consequences of participating in the tender offer, or tax considerations arising under United States federal estate or gift tax laws. No IRS ruling has been or will be sought regarding any matter discussed herein.

In addition, except as otherwise specifically noted below, this summary applies only to holders of shares that are “United States holders.” For purposes of this discussion, a “United States holder” means a holder of shares that for United States federal income tax purposes is:

•	a citizen or resident of the United States;
•	a corporation or other entity created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

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•	an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•	a trust, the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

Holders of shares who are not United States holders (“non-U.S. Holders”) are particularly urged to consult their tax advisors regarding the United States federal income and withholding tax consequences and any applicable foreign tax consequences of the tender offer.

Each stockholder is urged to consult its tax advisor as to the particular United States federal income tax consequences to such stockholder of participating or not participating in the tender offer and the applicability and effect of any state, local and foreign tax laws and other tax consequences with respect to the tender offer.

Non-Participation in the Tender Offer.

The tender offer will have no United States federal income tax consequences to stockholders that do not tender any shares in the tender offer.

Consequences of the Offer to U.S. Holders.

Characterization of the Purchase—Distribution vs. Sale Treatment. The exchange of shares for cash pursuant to the tender offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder that participates in the tender offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us as described in more detail below.

Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares for cash if the exchange: (a) results in a “complete termination” of all such U.S. Holder’s equity interest in the Company, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and shares that the U.S. Holder has the right to acquire by exercise of an option. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then-outstanding shares owned by such U.S. Holder in the Company immediately after the exchange is less than 80% of the percentage of the shares owned (directly and by attribution) by such U.S. Holder in the Company immediately before the exchange. If an exchange of shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will generally satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in the Company. An exchange of shares for cash that results in any reduction of the proportionate equity interest in the Company held by a U.S. Holder with a relative equity interest that is minimal and who does not exercise any control over or participate in the Company’s management should generally be treated as “not essentially equivalent to a dividend.” U.S. Holders are advised to consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

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We cannot predict whether any particular U.S. Holder will be subject to sale or exchange treatment, on one hand, or distribution treatment, on the other hand. Contemporaneous dispositions or acquisitions of shares (including market sales and purchases) by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. Each U.S. Holder should be aware that because proration may occur in the tender offer, even if all the shares actually and constructively owned by a U.S. Holder are tendered pursuant to the tender offer, fewer than all of such shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder’s shares will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for United States federal income tax purposes pursuant to the rules discussed herein. Accordingly, a tendering U.S. Holder may choose to submit a “conditional tender” under the procedures described in Section 6, which allows the U.S. Holder to tender shares subject to the condition that a specified minimum number of the U.S. Holder’s shares must be purchased by us if any such shares so tendered are purchased.

Sale or Exchange Treatment. If a U.S. Holder is treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of the shares for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the shares exchanged therefor. Generally, a U.S. Holder’s tax basis in the shares will be equal to the cost of the shares to the U.S. Holder. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange. Long-term capital gain is currently subject to a reduced rate of tax for non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of shares it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its shares are tendered.

Distribution Treatment. If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the tender offer will be treated as a distribution by the Company with respect to the U.S. Holder’s shares. The distribution will be treated as a dividend to the extent of the Company’s current and accumulated earnings and profits allocable to such shares. Such a dividend would be includible in income without reduction for the U.S. Holder’s tax basis in the shares exchanged. Currently, dividends are taxable at a maximum rate of 15% for non-corporate U.S. Holders (including individuals) if certain holding period and other requirements are met. To the extent that amounts received pursuant to the tender offer that are treated as distributions exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the tax basis of such U.S. Holder’s shares, and any amounts in excess of the U.S. Holder’s tax basis will constitute capital gain. Any remaining tax basis in the shares tendered will be transferred to any remaining shares held by such U.S. Holder.

To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (i) it generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (ii) it generally will be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

Non-U.S. Holders.

Non-U.S. Holders are urged to consult their tax advisors regarding the United States federal income tax consequences of participation in the tender offer, including the application of United States federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and the refund procedure, as well as the applicability and effect of state, local, foreign and other tax laws.

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Backup Withholding.

See Section 3 with respect to the application of United States federal income tax withholding and back-up withholding tax to payments made pursuant to the tender offer.

Stockholders should consult their tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

The discussion set forth above is for general information only. You are urged to consult your tax advisor to determine the particular tax consequences to you of the tender offer, including the applicability and effect of any state, local and foreign and other tax laws.

SECTION 14. EXTENSION OF THE TENDER OFFER; TERMINATION; AMENDMENT

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of termination or postponement to the Depositary and making a public announcement of termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. We further expressly reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing the number of shares being sought in the tender offer.

Amendments to the tender offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release through PR Newswire or another comparable service.

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If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If (1) we increase or decrease the price to be paid for shares or increase or decrease the number of shares being sought in the tender offer, and, if an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such ten business day period.

If we increase the value of shares purchased in the tender offer such that the additional amount of shares accepted for payment in the tender offer does not exceed 2% of the outstanding shares, this will not be deemed a material change to the terms of the tender offer and we will not be required to amend or extend the tender offer. See Section 1.

SECTION 15. FEES AND EXPENSES

We have retained OTR, Inc. to act as Depositary in connection with the tender offer. We have not retained an Information Agent. We intend to use our directors, officers and regular employees to contact holders of shares, who will not be additionally compensated for any such services. The Depositary will receive reasonable and customary compensation for its services as Depositary. The Depositary will also be reimbursed by us for specified reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under United States federal securities laws.

No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the Depositary) for soliciting tenders of shares pursuant to the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or agent of the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares, except as otherwise provided in this Offer to Purchase and Instruction 6 in the Letter of Transmittal.

SECTION 16. MISCELLANEOUS

We are not aware of any U.S. jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any U.S. jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares residing in that U.S. jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning our company.

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  Tendering stockholders should rely only on the information contained in this Offer to Purchase and the Letter of Transmittal. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the tender offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of the Board of Directors or the Depositary.

We have not made any recommendation as to whether you should tender or not tender your shares in the offer. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your shares in the tender offer. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this document or in the letter of transmittal. Any recommendation or any such information or representation made by anyone else must not be relied upon as having been authorized by ITEX or the Depositary.

March 16, 2012

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The Letter of Transmittal and share certificates and any other required documents should be sent or delivered by each stockholder, or that stockholder’s broker, dealer, commercial bank, trust company or nominee, to the Depositary at one of its addresses set forth below.

The Depositary for the Tender Offer is:

OTR, INC.

By Mail, Overnight or Hand Delivery:

OTR, Inc. 1001 SW 5th Ave. Ste 1550 Portland, OR 97204-1143 Phone: (503) 225-0375 Fax: (503) 273-9168

Delivery of the letter of transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to ITEX at its address and telephone number set forth below. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the tender offer.

ITEX Corporation
Attn: Investor Relations
3326 160th Avenue SE, Suite 100
Bellevue, WA 98008
800-277-9722, extension 4017 (Call Toll-Free)
Email: investor@itex.com

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